UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets

Village One Plaza Acquisition

On December 28, 2012, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 105,658 rentable square feet located on approximately 10.6 acres of land in Modesto, California (“Village One Plaza”) for approximately $26.5 million, exclusive of closing costs. The Company funded the purchase price with proceeds from a revolving credit facility with KeyBank National Association. Village One Plaza was constructed in 2007. Village One Plaza was purchased from Village One Plaza LLC, a California limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Village One Plaza is approximately 91.6% leased to 19 tenants. The largest tenant at Village One Plaza is a Raley’s grocery store, which occupies approximately 62.2% of the rentable square feet at Village One Plaza. The current aggregate annual effective rent for the tenants of Village One Plaza is approximately $2.1 million and the current weighted-average remaining lease term for the tenants is approximately 13.8 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $22.09 per square foot.

Based on the current condition of Village One Plaza, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Village One Plaza is adequately insured.

Item 8.01.	Other Events

Hilfiker Square Acquisition

On December 28, 2012, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 38,558 rentable square feet located on approximately 3.4 acres of land in Salem, Oregon (“Hilfiker Square”) for approximately $8.0 million, exclusive of closing costs. The Company funded the purchase price with proceeds from a revolving credit facility with KeyBank National Association. Hilfiker Square was originally constructed in 1982 and was renovated in 2011. Hilfiker Square was purchased from Hilfiker Square, LLC, an Oregon limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Hilfiker Square is approximately 100.0% leased to four tenants. The shopping center is anchored by a Trader Joe’s grocery store, which occupies approximately 35.0% of the rentable square feet at Hilfiker Square. The current aggregate annual effective rent for the tenants of Hilfiker Square is approximately $480,000 and the current weighted-average remaining lease term for the tenants is approximately 9.5 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $12.37 per square foot.

Based on the current condition of Hilfiker Square, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Hilfiker Square is adequately insured.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for Village One Plaza at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before March 12, 2013, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 31, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer